EXHIBIT 99.1

Brian Norris

Vice President of Investor Relations

MatrixOne, Inc.

978-589-4040

brian.norris@matrixone.com

MatrixOne Issues Update on Financial Review

Westford, Mass., August 3, 2005 – MatrixOne, Inc. (NASDAQ: MONEE), a leading provider of collaborative product lifecycle management (PLM) solutions for the value chain™, today issued an update on the Company’s previously announced review of its revenue recognition practices being conducted under the direction of the Audit Committee of its Board of Directors. Based on the review, management and the Audit Committee have concluded that errors in revenue recognition with respect to the Company’s Japanese subsidiary require the Company to restate its previously reported financial results. The restatement, which will also address other matters as described below, will affect previously reported financial results from fiscal year 1999 through the second quarter of fiscal year 2005. The Company currently expects to complete and file its periodic reports for the quarter ended April 2, 2005 and the fiscal year ended July 2, 2005 by September 15, 2005. The Company has requested from NASDAQ an extension until September 15, 2005 to meet its requirements for continued listing. Upon the filing of these periodic reports, the Company expects to be in compliance with NASDAQ’s requirements for continued listing.

The Company believes adjustments to its previously reported financial results are necessary because of the discovered failure by certain managers and employees of the Company’s Japanese subsidiary to comply with the Company’s revenue recognition policies, and the failure by those managers and employees and certain of the Company’s Japanese distributors to provide accurate information to the Company concerning arrangements included as revenue in the Company’s consolidated financial statements. From fiscal year 1999 through the second quarter of fiscal year 2005, the Company previously recognized $30.3 million in software license revenues from its Japanese subsidiary, or approximately 10% of the Company’s software license revenues during this period. The Company expects that the restatement will adjust the fiscal periods in which certain previously paid for and recognized revenues related to the Company’s Japanese subsidiary were recognized and that certain previously paid for and recognized revenues will be deferred and recognized in future fiscal periods. The Company currently believes that less than $1.0 million of previously recognized revenues will be reversed and not recognized as revenue in any later or future period. Except for the amount to be reversed without future recognition, the Company has collected all fees related to the transactions being adjusted. The Company expects that the restatement, which is not yet complete and is subject to audit by the Company’s independent registered public accounting firm, will also include other adjustments to asset and liability accounts which, in total, are expected to increase net income or reduce net loss in previously reported periods. In light of the expected restatement, the financial statements reported in the Company’s periodic filings made with the Securities and Exchange Commission through February 7, 2005 and elsewhere and all earnings press releases and similar communications issued by the Company relating to fiscal year 1999 through the second quarter of fiscal year 2005 should not be relied upon. The Audit Committee has discussed its conclusion with the Company’s independent registered public accounting firm who agrees that a restatement is necessary and who is in the process of evaluating management’s proposed adjustments. Expenses to date related to the review have totaled approximately $2.3 million, primarily related to legal and accounting fees.

About MatrixOne

MatrixOne, Inc. (NASDAQ: MONEE) is a recognized leader in delivering collaborative Product Lifecycle Management (PLM) solutions. We provide flexible solutions that unleash the creative power of global value chains to inspire innovations and speed them to market. MatrixOne’s customers include global leaders in the aerospace and defense, automotive, consumer products, high technology, life sciences, machinery, and the process industries. MatrixOne (www.matrixone.com) is headquartered in Westford, Massachusetts with locations throughout North America, Europe, and Asia/Pacific.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995 – Forward-looking statements in this release do not constitute guarantees of future performance. Such forward-looking statements are subject to risks and uncertainties that could cause our actual results to differ materially from those anticipated. Such statements relate, among other things, to the expected impact of the restatement on our financial and operating results as restated. The risks and uncertainties that may affect forward-looking statements include, among others: the risk of the delisting of our common stock on the NASDAQ Stock Market, unforeseen issues encountered in the review of our revenue recognition practices and the completion of our quarterly financial review and audit for the fiscal year ended July 2, 2005 which may change the expected adjustments described herein. For a more detailed discussion of the risks and uncertainties of our business, please refer to our periodic reports and registration statements filed with the Securities and Exchange Commission, including our Annual Report on Form 10-K for the fiscal year ended July 3, 2004, our Registration Statement on Form S-3 filed on September 29, 2004 as amended, and our Quarterly Report on Form 10-Q for the fiscal quarter ended January 1, 2005. However, the financial statements and other financial information therein may not be relied upon until the restatement process and related audit are completed. The forward-looking statements included in this press release represent our views as of the date of this press release. We anticipate that subsequent events and developments may cause our views to change. We assume no obligation to update any forward-looking information contained in this press release or with respect to the announcements described herein.

MatrixOne and the MatrixOne logo are registered trademarks, and “a leading provider of collaborative product lifecycle management (PLM) solutions for the value chain” is a trademark of MatrixOne, Inc. All other trademarks and service marks are the property of their respective owners.

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